UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
May 12, 2004

Rockelle Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	000-50416 (Commission File Number)	98-0407800 (IRS Employer ID No.)

162 Miller Place Road
Miller Place, NY 11764
(631) 244 9841
(Address and Telephone Number of Registrant's Principal
Executive Offices and Principal Place of Business)

Serie, Inc.
3650 SE Marine Drive
Vancouver, British Columbia V5S 4R6
(Former name or former address, if changed since last report)

Item 1.   Changes in Control of Registrant Accountant.

On May 12, 2004 (the "Effective Date"), pursuant to an agreement between Serie, Inc., Scott Raleigh and Gerard Stephan ("Agreement"), Gerard Stephan purchased 100,000 shares of Serie, Inc. outstanding common stock for total consideration of $26,000. The 100,000 shares purchased in this transaction represent all of the issued and outstanding common stock. Pursuant to the change in control, the company name will change to Rockelle Corp.

Pursuant to the terms of the Agreement, Scott Raleigh resigned from the Company's Board of Directors and Gerard Stephan was appointed to fill the vacancy on the Board of Directors of the Company. In addition, Scott Raleigh resigned as President and Chief Executive Officer of Serie, Inc., and Gerard Stephan was appointed as President, Chief Executive Officer and Chief Financial Officer of Serie, Inc.

The following table sets forth information regarding the beneficial ownership of the shares of the Common Stock on May 21, 2004, by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding shares of Common Stock, (ii) each director of the Company, (iii) the executive officers of the Company, and (iv) by all directors and executive officers of the Company as a group, prior to and upon completion of this Offering. Each person named in the table, has sole voting and investment power with respect to all shares shown as beneficially owned by such person and can be contacted at the address of the Company.

TITLE OF CLASS	NAME OF BENEFICIAL OWNER	SHARES OF COMMON STOCK	PERCENT OF CLASS
5% STOCKHOLDERS

Common	Gerard Stephan	100,000	100%

DIRECTORS AND NAMED EXECUTIVE OFFICERS

Common	Gerard Stephan	100,000	100%

DIRECTORS AND OFFICERS AS A GROUP		100,000	100%

The following is a biographical summary of the directors and officers of the Company:

Gerard Stephan

Gerard Stephan has extensive experience in the development, marketing, and operation of a variety of businesses in the construction, manufacturing, and quick service restaurant industries. An owner of five patents, Mr. Stephan is seeking to expand his quick service restaurant operations. To that extent, Mr. Stephan has negotiated several locations with national franchises and currently builds and operates Quiznos Sub franchises. He has put together a team of investors, construction contractors, real estate brokers, and operators to gain leverage in the market.

7.     Financial Statements and Exhibits

(a)	None
(b)	None
(c)	Exhibits

Number	Exhibit

10.1	Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKELLE CORP.

By:	/s/ Gerard Stephan
Gerard Stephan President

May 21, 2004